Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-193577

PROSPECTUS SUPPLEMENT NO. 19
DATED JUNE 2, 2016
(To Prospectus Declared Effective on February 28, 2014
and Dated March 21, 2014)

OXBRIDGE RE HOLDINGS LIMITED

Maximum of 4,884,650 Units

Minimum of 1,700,000 Units
Each Unit Consisting of One Ordinary Share and One Warrant

This Prospectus Supplement No. 19 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated March 21, 2014, of Oxbridge Re Holdings Limited, as supplemented by that certain Prospectus Supplement No. 1 through No. 18 thereto, relating to the offer and sale by us of up to 4,884,650 units, each unit consisting of one ordinary share and one warrant. This Prospectus Supplement No. 19 is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 1 through No. 18 thereto.

This Prospectus Supplement No. 19 includes the following document, as filed by us with the Securities and Exchange Commission:

●
The attached Current Report on Form 8-K of Oxbridge Re Holdings Limited, as filed with the Securities and Exchange Commission on June 2, 2016.
Our units began trading on the Nasdaq Capital Market under the symbol “OXBRU.” When the units were split into their component parts, the units ceased trading and our ordinary shares and warrants began trading separately on the Nasdaq Capital Market under the symbols “OXBR” and “OXBRW” respectively.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 19 (or the original Prospectus or Supplement No. 1 through No. 18 thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 19 is June 2, 2016.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2016

OXBRIDGE RE HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-36346	98-1150254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. EmployerIdentification No.)

Strathvale House, 2nd Floor 90 North Church Street, Georgetown P.O. Box 469 Grand Cayman, Cayman Islands (Address of Principal Executive Offices)		KY1-9006 (Zip Code)
Registrant’s telephone number, including area code: (345) 749-7570

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⬜ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⬜ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⬜ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⬜ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                 Other Events.

Share Repurchase Program

On May 12, 2016, the Board of Directors of Oxbridge Re Holdings Limited (the “Company”) authorized a share repurchase program (the “Share Repurchase Program”), pursuant to which the Company may, from time to time, purchase shares of its common stock for an aggregate repurchase price not to exceed $2 million. The plan expires on December 31, 2017. Share repurchases may be executed through various means, including, without limitation, open market transactions, privately negotiated transactions or tender offers. The repurchases will be funded from cash on hand or other capital markets sources. The stock repurchase program may be suspended or discontinued at any time without prior notice.

The Company has adopted a Rule 10b5-1 share repurchase plan under the Securities Exchange Act of 1934 (the “Plan”) in connection with the Share Repurchase Program. The Plan allows the Company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. Because repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan or that there will be any repurchases pursuant to the Plan. Subject to applicable regulations, the Company may elect to amend or cancel the Plan at its discretion.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXBRIDGE RE HOLDINGS LIMITED

Date: June 2, 2016	By:	/s/ Wrendon Timothy
Wrendon Timothy
Financial Controller and Secretary (Principal Accounting Officer)